Exhibit 99.1

Press Release

WiSA Technologies Adds Additional Functionality to its Powerful WiSA E Immersive Audio Software

4-channel RX output and software sample rate converter provide tangible benefits for manufacturers;

WiSA provides operational and financial update

BEAVERTON, Ore.--(BUSINESS WIRE)--March 25, 2024--

WiSA Technologies, Inc. (NASDAQ: WISA), a leading innovator in wireless audio technology for intelligent devices and next-generation home entertainment systems, announces the addition of two features to its WiSA E wireless immersive audio software stack. Both new features target reducing the overall integration costs for manufacturers while adding new functionality.

“As powerful as WiSA E software already is, we continue to look for new ways to add functionality and reduce overall integrations costs,” said Tony Parker, vice president of technical marketing and strategy. “These two new feature enhancements make it much easier for our customers to do more with less -- which not only can add functionality to systems but can also save both money and time to market.”

The two new enhancements added to WiSA E are:

1. Receiver (RX) with 4 channels output capability enabling:

-- Fewer speaker cabinets required for ATMOS, DTS:X, IAMF codecs supported by Dolby, DTS, and Google respectively

-- Ability to connect a TV wirelessly to a three-channel soundbar with a subwoofer (LFE)

-- A rear power bar or speaker that can support up-firing, left surround, right surround, and forward firing speakers

2. Software sample rate converter (SRC), which, when required, reduces integration costs by between $4 - $6 by simplifying overall system design

-- SRC auto detects audio sample rates and coverts them to

48k/24bit

-- Capable of converting CD quality audio 44.1k 16bit or

24bit

-- Capable of detecting and decimating higher data rates

such as 96k/24bit

Full Year 2023 Financial Update

The Company also reported preliminary, unaudited revenue and net loss for the full year ended December 31, 2023 and updated guidance on signing licensing agreements for its WiSA E software.

Total revenue for the full year 2023 is expected to be in the range of $1.9 million to $2.1 million. The net loss for the full year 2023 is expected to be in the range of $17.7 million to $19.7 million as compared to a net loss of $16.2 million for the year 2022.

The company has signed 3 licensing agreements with TV/PTV companies and expects that an additional 3 license agreements will be signed by the end of Q2'24. The company expects some of the licensees to start production in Q3'24, and it expects to begin recognizing revenue from these agreements shortly thereafter in 2024.

These preliminary results are based on management's initial analysis of operations for the year ended December 31, 2023. The Company expects to issue full financial results for the full year 2023 on or about April 1, 2024.

For more information about WiSA E or about these two new additions to WiSA E's feature set, contact Tony Parker, vice president of technical marketing and strategy at tparker@wisatechnologies.com.

About WiSA Technologies, Inc.

WiSA Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung; LG; Hisense; TCL; Bang & Olufsen; Platin Audio; and others, the company delivers immersive wireless sound experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. WiSA Technologies, Inc. is a founding member of WiSA(TM) (the Wireless Speaker and Audio Association) whose mission is to define wireless audio interoperability standards as well as work with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to evangelize and market spatial audio technologies driven by WiSA Technologies, Inc. The company is headquartered in Beaverton, OR with sales teams in Taiwan, China, Japan, Korea, and California.

(c) 2024 WiSA Technologies, Inc. All rights reserved. WiSA Technologies, Inc. and the WiSA Technologies, Inc. logo are trademarks of WiSA Technologies, Inc. The WiSA logo, WiSA(R), WiSA Ready(TM), and WiSA Certified(TM) are trademarks and certification marks of WiSA, LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements, including statements herein regarding our business opportunities and prospects, as well as our licensing initiatives and expectations, are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties regarding, among other items: the degree to which the licensee implements the licensed technology into its products, if at all; the timeline to any such implementation; our current liquidity position and the need to obtain additional financing to support ongoing operations; general market, economic and other conditions; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; our ability to manage costs and execute on our operational and budget plans; our ability to achieve our financial goals; and other risks as more fully described in our filings with the U.S. Securities and Exchange Commission. The Company's independent registered accounting firm has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial results. Accordingly, the Company's independent registered accounting firm does not express an opinion or any other form of assurance with respect thereto. The information in this press release is provided only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20240325377225/en/

CONTACT: Tony Parker, vice president of technical marketing and strategy

tparker@wisatechnologies.com

SOURCE: WiSA Technologies, Inc.

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